CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated June 29, 2017, relating to the financial statements and financial highlights of Peachtree Alternative Strategies Fund, for the period ended April 30, 2017, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ Cohen & Company
Cohen & Company, Ltd.
Cleveland, Ohio
August 25, 2017